UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Midland States Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	37-1233196 (I.R.S. Employer Identification No.)

1201 Network Centre Drive Effingham, Illinois (Address of principal executive offices)	62401 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares (each representing a 1/40th interest in a share of 7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, $2.00 par value)	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): 333-264370

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to Be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of 7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, $2.00 par value per share (the “Series A Preferred Stock”), of Midland States Bancorp, Inc., an Illinois corporation (the “Company”), with a liquidation preference of $1,000 per share of Series A Preferred Stock (equivalent to $25 per Depositary Share). The descriptions of the Depositary Shares and the underlying shares of Series A Preferred Stock are incorporated herein by reference to the descriptions included under the captions “Description of Depositary Shares” and “Description of Preferred Stock,” respectively, in the prospectus supplement dated August 17, 2022, as filed with the Securities and Exchange Commission (the “Commission”) on August 19, 2022 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the prospectus dated April 26, 2022, included in the Company’s registration statement on Form S-3 (File No. 333-264370) filed with the Commission on April 19, 2022. The Depositary Shares are expected to be listed on the Nasdaq Global Select Market.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation of Midland States Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-210683), filed with the Commission on April 11, 2016).

3.2	Articles of Amendment to the Articles of Incorporation of Midland States Bancorp, Inc., effective May 8, 2018 (incorporated by reference to Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 8, 2018).

3.3	Statement of Resolution Establishing Series of 7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A of Midland States Bancorp, Inc.

3.4	By-laws of Midland States Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-210683), filed with the Commission on April 11, 2016).

4.1	Deposit Agreement, dated as of August 24, 2022, by and among Midland States Bancorp, Inc., Computershare Inc., Computershare Trust Company, N.A. and the holders from time to time of the depositary receipts described therein.

4.2	Form of depositary receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Midland States Bancorp, Inc.

Date: August 24, 2022	By:	/s/ Douglas J. Tucker
Douglas J. Tucker
Senior Vice President and Corporate Counsel